Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2010, with respect to the consolidated financial statements and schedule of Norcraft Companies, L.P. and subsidiaries contained in the Pre-Effective Amendment No. 1 to the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Pre-Effective Amendment No. 1 to the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota

June 3, 2010